Filed Pursuant to Rule 424(b)(3)

Registration No. 333-196108

CNL HEALTHCARE PROPERTIES, INC.

STICKER SUPPLEMENT DATED JUNE 24, 2015

TO PROSPECTUS DATED FEBRUARY 2, 2015

This sticker supplement is part of, and should be read in conjunction with, our prospectus dated February 2, 2015, and our sticker supplements dated March 11, 2015, March 30, 2015, April 14, 2015, and May 13, 2015. Unless otherwise defined herein, capitalized terms used in this sticker supplement have the same meanings as prescribed to them in the prospectus.

RECENT DEVELOPMENTS

The following information supplements and amends the prospectus wherever applicable, including, but not limited to, the cover page of the prospectus and the following sections: “PROSPECTUS SUMMARY – Our Offering” on page 23,—Our Distribution Policy” beginning on page 23, and “- Our Distribution Reinvestment Plan” on page 24 of the prospectus; “RISK FACTORS – Company Related Risks – The interest of later investors in our common stock will be diluted as a result of our stock distribution policy” beginning on page 31 of the prospectus; “SUMMARY OF DISTRIBUTION REINVESTMENT PLAN” beginning on page 154 of the prospectus; “DISTRIBUTION POLICY” beginning on page 159 of the prospectus; and “PLAN OF DISTRIBUTION,” which begins on page 198 of the prospectus.

This offering will close on September 30, 2015. The decision of our board of directors to close the offering was based on an evaluation of the status of the offering, which included, among other things, the current and projected capital raise and our identified capital deployment opportunities.

In connection with the decision to close the offering, the board of directors authorized the termination of our current stock distribution of 0.0025 shares of common stock declared monthly to stockholders. Stock distributions declared for July, August and September will be issued on or about September 15, 2015. Thereafter, no further stock distributions will be declared or issued. Our monthly cash distribution of $0.0353 per share will remain unchanged at this time.

In view of the closing of the offering, we intend to amend our distribution reinvestment plan, effective October 1, 2015, to provide that all shares issued under the distribution reinvestment plan will be purchased at a price equal to the current estimated net asset value per share at the time of reinvestment, rather than at a discount to the purchase price in the offering or at the then-prevailing market price per share. We currently intend to conduct a net asset valuation of our portfolio as of December 31, 2015; and we will announce any change in our estimated net asset value per share upon the completion of such valuation.